Exhibit 5.1
Stearns Weaver Miller
Weissler Alhadeff & Sitterson, P.A.
Miami    ■    Ft. Lauderdale    ■    Tampa
August 11, 2006
Levitt Corporation
2100 West Cypress Creek Road
Fort Lauderdale, Florida 33309
Attn: Board of Directors
Re: Levitt Corporation Offering of Investment Notes
Ladies and Gentlemen:
     We have acted as counsel for Levitt Corporation (the “Company”) in connection with the proposed offer and sale by the Company of up to $200,000,000 in aggregate principal amount of subordinated investment notes (the “Investment Notes”). With respect to the offering of the Investment Notes, the Company has filed a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”). It is contemplated that the Investment Notes will be issued pursuant to an Indenture to be entered into between the Company and U.S. Bank National Association, a national banking association, as trustee (the “Indenture”).
     In connection with this opinion, we have examined the executed originals or photostatic copies of (i) the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, (ii) the Registration Statement, including the prospectus contained therein (the “Prospectus”), (iii) the form of Indenture filed as an exhibit to the Registration Statement, (iv) resolutions adopted by the board of directors of the Company authorizing the issuance of the Investment Notes, and (v) such other reports, records, documents and proceedings as we have considered necessary to render this opinion.
     We have assumed, without independent investigation, the (i) authenticity of all documents submitted to us as originals, (ii) conformity to authentic original documents submitted to us as certified, conformed or photostatic copies and (iii) genuineness of all signatures. Further, with regard to questions of fact material to this opinion, we have relied upon certificates of public officials, corporate agents of the Company and such other certificates as we deemed relevant. We have also assumed that the Indenture will be in the form filed as an exhibit to the Registration Statement and will have been duly executed and delivered by the Company and U.S. Bank National Association, as trustee.
     We are qualified to practice law only in the State of Florida and we do not purport to be experts on, or to express any opinion herein concerning, any law other than the law of the State of Florida and the federal law of the United States.
150 West Flagler Street, Suite 2200 ■ Miami, Florida 33130 ■ Phone (305) 789-3200 ■ Fax (305) 789-3395 ■ www.stearnsweaver.com

August 11, 2006

This opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is further limited by the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and by general principles of equity. The opinions expressed herein may be affected by new developments in court decisions, changes in legislation or changes in facts, assumptions or other information upon which our opinion is based.
     Based upon and subject to the foregoing, we are of the opinion that the Investment Notes that are being offered and sold by the Company pursuant to the Registration Statement, when issued by the Company as contemplated by the Registration Statement and in accordance with the Indenture, will be binding obligations of the Company.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.
Very truly yours,

/s/STEARNS WEAVER MILLER
WEISSLER ALHADEFF & SITTERSON, P.A.
■ www.stearnsweaver.com ■